Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERGE TECHNOLOGIES INCORPORATED

Merge Technologies Incorporated, a corporation organized and existing under Chapter 180 of the Wisconsin Statutes (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is Merge Technologies Incorporated.

2.             The Amended and Restated Articles of Incorporation of the Corporation, as amended, are further amended as follows:

ARTICLE IV

The number of authorized Common Shares set forth in the table contained in this Article IV are amended by increasing the number of authorized Common Shares to 100,000,000.

The Preferred Shares set forth in the table contained in this Article IV are amended by creating a series entitled “Series 3 Special Voting Stock,” which series shall have one share, with the powers, preferences, rights, qualifications, limitations and restrictions as set forth on Exhibit A to this Amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended.

3.             The above amendment to the Articles of Incorporation of the corporation was adopted on May 24, 2005.

4.             The above amendment to the Articles of Incorporation of the corporation was duly adopted in accordance with Section 180.1003 of the Wisconsin Statutes.

Dated as of the 24th day of May, 2005.

By:	/s/ Richard A. Linden
Name: Richard A. Linden, President

This document was drafted by and is returnable to:

Michael H. Altman, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3300

Milwaukee, Wisconsin 53202-4108

(414) 271-6560

EXHIBIT A

TO THE ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERGE TECHNOLOGIES INCORPORATED

The distinguishing designation of the Preferred Shares, Series 3 Special Voting Stock, including the powers, preferences, rights, qualifications, limitations and restrictions are as follows:

1.             DIVIDENDS.  Neither the holder nor, if different, the owner of the Series 3 Special Voting Share shall be entitled to receive dividends in its capacity as holder or owner thereof.

2.             VOTING RIGHTS.  Subject to paragraph 6 hereof, the holder of record of the Series 3 Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Series 3 Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Corporation at a meeting of the shareholders or in connection with a consent of the shareholders.

3.             LIQUIDATION PREFERENCE.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holder of the Series 3 Special Voting Share shall be entitled to receive out of the assets of the Corporation available for distribution to the shareholders, an amount equal to $0.01 before any distribution is made on the common stock of the Corporation or any other stock ranking junior to the Series 3 Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

4.             RANKING.  The Series 3 Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and (ii) junior to any other class or series of capital stock of the Corporation.

5.             REDEMPTION.  The Series 3 Special Voting Share shall not be subject to redemption, except that at such time as no exchangeable shares (“Exchangeable Shares”) of Merge Cedara ExchangeCo Limited (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation and its affiliates) shall exist, the Series 3 Special Voting Share shall automatically be redeemed and canceled, for an amount equal to $0.01 per share due and payable upon such redemption.  Upon any such redemption or other purchase or acquisition of the Series 3 Special Voting Share by the Corporation, the Series 3 Special Voting Share shall be deemed retired and may not be reissued.

6.             OTHER PROVISIONS.  Pursuant to the terms of the certain Voting and Exchange Trust Agreement to be dated June 1, 2005 by and between Merge Cedara ExchangeCo Limited, the Corporation and a trust company incorporated under the laws of Canada, as such agreement may be amended, modified or supplemented from time to time (the “Trust Agreement”):

(a)           During the term of the Trust Agreement, the Corporation may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Series 3 Special Voting Stock in addition to the Series 3 Special Voting Share;

(b)           the Series 3 Special Voting Share entitles the holder of record to a number of votes at meetings of holders of common shares of the Corporation equal to the number of Exchangeable Shares outstanding from time to time (other than the Exchangeable Shares held by the Corporation and its affiliates);

(c)           the Trustee (as defined in the Trust Agreement) shall exercise the votes held by the Series 3 Special Voting Share pursuant to and in accordance with the Trust Agreement;

(d)           the voting rights attached to the Series 3 Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

(e)           the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such Series 3 Special Voting Share shall be otherwise provided in the Trust Agreement.